EXHIBIT 99.1


                              Nevada Roaster Down;
                      Temporary Shutdown of Nevada Roaster

DENVER, March 26, 2004 - Newmont Mining Corporation (NYSE: NEM) announced that its roaster facility in Nevada is temporarily shut down due to a failure at the oxygen plant. The oxygen plant, which supplies oxygen for the roasting process, is owned and maintained by a third party. An initial assessment indicates a potential three-week production interruption, which could defer up to 30,000 ounces of gold sales from the first and second quarters to the second half of 2004, and result in higher than expected cash costs in Nevada for the first quarter. The Company is using this unscheduled down time to carry out regular maintenance activities at the roaster, originally scheduled for the second quarter.

For 2004, Newmont still expects full year gold sales of between 7.0 million and
7.2 million ounces at total cash costs of between $220 and $230 per ounce. First quarter gold sales are expected to be between 1.79 million and 1.83 million ounces.


Investor Contacts:
Russell Ball             (w) (303) 837-5927       russell.ball@newmont.com
Wendy Yang               (w) (303) 837-6141       wendy.yang@newmont.com

Media Contacts:
Doug Hock                (w) (303) 837-5812       doug.hock@newmont.com

Cautionary Statement

This news release contains "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are intended to be covered by the safe harbor created by such sections. Such forward-looking statements include, without limitation, (i) estimates of future gold sales and cash costs, and (ii) estimates regarding timing of future production activities. Where the company expresses or implies an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by such forward-looking statements. Such risk include, but are not limited to, increased production costs and variances in ore grade or recovery rates from those assumed in mining plans. For a more detailed discussion of such risks and other factors, see the company's 2003 Annual Report on Form 10-K, which is on file with the Securities and Exchange Commission, as well as the company's other SEC filings. The company does not undertake any obligation to release publicly revisions to any "forward-looking statement," to reflect events or circumstances after the date of this news release, or to reflect the occurrence of unanticipated events, except as may be required under applicable securities laws.